Exhibit 99

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com	NEWS RELEASE

Contacts:
Media:	Gary Hopkins (805) 563-6885
Investors:	Paul Russell (805) 563-7188
Diana Takvam (805) 563-6883

Tenet Receives FTC Request in Poplar Bluff;
Reports, Clarifies Other Issues

        SANTA BARBARA, Calif.—Nov. 5, 2002—Tenet Healthcare Corporation (NYSE: THC) announced the following today:

        The company received a long-anticipated subpoena from the Federal Trade Commission seeking documents related to the merger of its two hospitals in Poplar Bluff, Mo.

        Tenet understands that the FTC has launched a broad economic study of the impact of recent health care consolidations. Media reports last September stated that the FTC was requesting information regarding this merger and the merger of two not-for-profit hospitals in Illinois.

        The company is confident that its strong track record in Poplar Bluff clearly demonstrates the merger's value to the community. Since merging the two competing hospitals, Tenet has invested $10 million to expand the Emergency Center, more than doubling the number of emergency room beds, and to build a new Women's Health Center. This week, the hospital initiated open-heart surgery services, which previously were unavailable in the area.

        A subsidiary of Tenet acquired Doctors Regional Medical Center, a 230-bed acute care hospital in Poplar Bluff in December 1999 and combined it with its nearby hospital, Lucy Lee Healthcare System, to create a single, more effective health system able to provide a broader range of medical services to the community. The FTC and the Missouri attorney general challenged the transaction in federal court when Tenet originally announced it in April 1997. In July 1999, the Eighth U.S. Circuit Court of Appeals overturned the lower court's decision blocking the acquisition. In October 1999, the appeals court declined to rehear the case, and U.S. Supreme Court Justice Clarence Thomas denied an FTC petition to stay the Eighth Circuit's decision. As a result, the lower court on Nov. 2, 1999 dismissed the original action brought by the FTC and the state attorney general.

        In an unrelated development, Tenet was notified Monday of a shareholder derivative action filed in the Superior Court of the State of California in Los Angeles and a class action shareholder lawsuit filed in the U.S. District Court for the Central District of California in San Diego. This follows an earlier shareholder lawsuit filed late last week in New York. The company intends to vigorously defend itself.

        Separately, the company said that misinformation and false rumors about it continue to circulate. To that end, the company will strive to issue clarifications and denials, as appropriate, on a timely basis.

The company believes that many of these false rumors and misinformation are attributable to legal adversaries, critics with their own agendas and those who stand to benefit if Tenet's stock declines, and therefore should be viewed in that light.

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  A wire report Monday erroneously stated that if the government proves two independent doctors who practice at Redding Medical Center performed unnecessary medical procedures, then all 113 Tenet hospitals could lose their ability to participate in the Medicare program. That is untrue. Redding Medical Center is owned by a subsidiary. Only if RMC was found to have engaged in wrongdoing, then RMC alone would be at risk of being excluded from the Medicare program. One Tenet hospital—Palm Beach Gardens Medical Center in Palm Beach Gardens, Fla.—is currently at risk for termination of its Medicare provider agreement for reasons unrelated to those at issue at RMC. The hospital submitted a corrective action plan, which was approved. Governmental health officials are currently on-site conducting a survey to determine compliance with that plan. The hospital expects final resolution of the issue by Nov. 8.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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  Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.